Material Sciences Announces Fiscal 2012 Third Quarter Financial Results

- Third Quarter Sales Rise 12.9 Percent over the Same Period a year ago to $34.0 Million

- Gross Profit Expands 4.9 Percentage Points to 27.4 Percent of Sales

- Earnings per Share were $0.34 Compared with $0.13 in Prior Period

- Net Income was $3.7 Million and EBITDA was $5.3 Million

- Cash Position Remains Strong at $28.3 Million

- $4.5 Million in Stock Repurchased During the Third Quarter

ELK GROVE VILLAGE, Ill., Jan. 12, 2012 /PRNewswire/ -- Material Sciences Corporation (NASDAQ: MASC), a leading provider of material-based solutions for acoustical and coated metal applications, today reported financial results for the fiscal 2012 third quarter and nine months ended November 30, 2011.

Net sales for the fiscal 2012 third quarter increased 12.9 percent to $34.0 million versus $30.1 million for the same period last year. Net income for the fiscal 2012 third quarter increased 118.0 percent to $3.7 million, or $0.34 per diluted share compared with $1.7 million, or $0.13 per diluted share in the prior-year period.

Clifford Nastas, Material Sciences' Chief Executive Officer, said, "I am very pleased with the third quarter's operating and financial performance. The strategies we created to improve our cost structure and streamline our operations are paying off. Higher coated material product sales enhanced our overall sales during the quarter offsetting a decline in acoustical product sales. The $0.8 million increase in ElectroBrite® sales during the quarter further demonstrates the market's acceptance of this highly innovative product, and I am encouraged with its future potential as well as other new products we are currently developing. The Company's balance sheet and operating cash flows continue to provide us with internal sources of funding to invest in our operations, support our new product development efforts, and reward shareholders through our stock repurchase program."

Acoustical sales for the fiscal 2012 third quarter were $16.5 million versus $17.7 million for the prior-year period, down 6.8 percent. The decline in acoustical sales was due primarily to lower body panel laminate sales to General Motors and Ford, and decreased sales to appliance manufacturing customers. This decline was partially offset by an increase in original equipment brake sales.

Sales of coated materials for the fiscal 2012 third quarter increased 41.0 percent to $17.5 million from $12.4 million for last year's third quarter. The increase in coated material sales is attributed to strong demand for automotive electrogalvanized products, as well as ElectroBrite®, a stainless steel alternative for the appliance market. These increases were partially offset by a decrease in fuel tank sales to Ford.

Gross profit, as a percentage of fiscal 2012 third quarter sales, improved to 27.4 percent, from 22.5 percent for the third quarter last year. The significant improvement in fiscal 2012 third-quarter gross margin was mainly the result of higher sales, an improved product mix and stronger facility utilization driven by higher electrogalvanized volume.

For the fiscal 2012 third quarter, selling, general and administrative expenses (SG&A), as a percentage of sales, were 16.5 percent compared to 18.5 percent for the fiscal 2011 third quarter. SG&A was $5.6 million for both the fiscal 2012 and fiscal 2011 third quarters.

Income from operations was $3.7 million for the fiscal 2012 third quarter, compared to $1.2 million for the fiscal 2011 third quarter. Total other income for the fiscal 2012 third quarter was $0.5 million, compared to $0.4 million for the same quarter last fiscal year. For the three months ended November 30, 2011, the Company's effective income tax provision was an expense of 10.3 percent compared with a benefit of 4.5 percent in the same period last year.

The low effective tax rates in both fiscal 2011 and fiscal 2012 are due to the utilization of deferred tax assets, principally net operating losses and alternative minimum tax credits, while maintaining a full deferred tax valuation allowance. The Company evaluates its deferred tax assets on a quarterly basis to determine if a valuation allowance is required, in full or in part. This includes considering available positive and negative evidence, such as, past operating results and our forecast of future taxable income on a jurisdiction-by-jurisdiction basis. Based on this evidence and current operating trends, the Company may reverse all or substantially all of its remaining deferred tax asset valuation allowance in the fourth quarter of fiscal 2012.

Net sales for the first nine months of fiscal 2012 were $104.5 million, down 1.2 percent from $105.7 million for the same period last year. After removing $7.4 million in prior-year period coil coating sales, which did not recur in fiscal 2012 due to the April 2010 asset sale, comparable revenues were up $6.2 million or 6.3 percent. Gross profit, as a percentage of sales, was 25.3 percent, compared to 21.6 percent in the same period last fiscal year.

SG&A as a percentage of sales for the first nine months of fiscal 2012 was 15.2 percent, compared to 15.0 percent for the same period last fiscal year. SG&A was $15.9 million for the fiscal 2012 nine months, versus $15.8 million for the same period in fiscal 2011.

Income from operations for the first nine months of fiscal 2012 included restructuring costs of $0.3 million. Income from operations for the fiscal 2011 nine months included a gain on the sale of the Middletown facility of $1.9 million plus several items related to the April 2010 coil coating asset sale: gain on sale of assets of $4.7 million, asset impairment charges of $3.7 million, shutdown costs of $1.0 million and restructuring costs of $1.1 million. Other income for the fiscal 2012 nine months was $1.3 million, compared to $1.1 million for the same period last year. Year-to-date net income comparisons for the two fiscal years--as reported and as adjusted for those unusual items--are presented in the table below (in thousands, except per share):

* See GAAP to Non-GAAP Reconciliations Note Below	Nine Months
	FY 2012	FY 2011
Net Income Reported	$ 10,904	$ 9,653
Net Income Per Diluted Share Reported	$ 0.93	$ 0.74
Adjustments (Reflects Non-GAAP Measures):
Gain on Sale of Assets	-	(6,639)
Asset Impairment Charges	-	3,720
Shutdown Costs	-	1,014
Restructuring Costs	345	1,145
Income from Operations Adjustments	345	(760)

Adjusted Net Income (1)	$ 11,250	$ 8,836
Adjusted Net Income Per Diluted Share	$ 0.96	$ 0.68

(1) Adjusted net income assumes the same income tax provision rate used for that period.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the third quarter and the first nine months of fiscal 2012, compared to last year's same periods--as reported and as adjusted -- are presented in the table below (in thousands):

** See EBITDA Definitions Note Below	Third Quarter		Nine Months
	FY 2012	FY 2011	FY 2012	FY 2011
Income from Operations Before Taxes	$ 4,154	$ 1,636	$ 11,589	$ 9,868
Less Interest Income	(3)	(19)	(35)	(60)
Plus Depreciation	1,196	1,216	3,679	4,339
EBITDA	5,347	2,833	$ 15,233	$ 14,147
Income from Operations Adjustments	-	-	345	(760)
Adjusted EBITDA	5,347	2,833	$ 15,578	$ 13,387

Net cash provided by operating activities at November 30, 2011 was $14.9 million compared with $8.6 million for the first nine months of last year. Capital expenditures for the fiscal 2012 nine months totaled $5.5 million compared with $1.4 million for last year's nine months, primarily for facility upgrades. In the prior year period, the Company received $14.1 million from selling some of its coil coating assets and $1.7 million from a note receivable on a prior asset sale--neither of which recurred in the current period.

Material Sciences invested $16.9 million to repurchase approximately 2.35 million shares or 18 percent of its outstanding common stock in the first nine months of fiscal 2012. It ended the period with $28.3 million in cash and there were 10,542,659 shares outstanding at December 30, 2011.

"For fiscal 2012, Material Sciences has enjoyed strong demand for electrogalvanized products as our steel mill partners have lacked the captive capacity to meet their coating needs," Nastas said. "Cash flow generated from an estimated $11.0 million of opportunistic sales this fiscal year has helped Material Sciences maintain a strong cash position while funding investments in multiple strategic initiatives and aggressively repurchasing our shares on the open market.

"As we move into fiscal 2013, the outlook for opportunistic galvanizing sales is being clouded. Our largest customer in this market that accounted for substantially all of these opportunistic sales has lost business to a competitive mill that possesses ample captive coating capacity. While fluctuating demand for galvanized products is expected to create more modest revenue comparisons over the next year, I am confident that the Company is well positioned for long-term growth due to the numerous strategic initiatives that Material Sciences has undertaken to develop and diversify our revenue base, keep our operations competitive, and enhance our infrastructure to make it easier for customers globally to do business with Material Sciences."

Conference Call

Material Sciences will host a conference call to present its third quarter results today, Thursday, January 12, 2012 at 9:00 a.m. Central Time. Clifford Nastas, Chief Executive Officer, and James Pawlak, Vice President and Chief Financial Officer, will discuss the Company's financial and operating performance and answer questions from the financial community.

To participate in the conference call, please dial 877-407-0784 several minutes before the conference call begins. International participants should dial 201-689-8560. An audio replay will be available for one week at 877-870-5176 for domestic callers and 858-384-5517 for international access. The replay identification number for this conference is 386090.

Investors also may access a live webcast of the call on the Company's website: www.matsci.com. A replay of the call will be available on the site for the following 30 days.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated metal applications. The Company uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. Its stock is traded on the NASDAQ Capital Market under the symbol MASC.

Forward Looking Statements

Except for the historical and present factual information contained here, the matters set forth in this release, including statements identified by words such as "anticipate," "believe," "plan," "expect," "intend," "project," "will," "potential" and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on currently available information and are subject to various risks, uncertainties and other factors that could cause the Company's actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, Material Sciences undertakes no obligation to update these factors or to publicly announce the results of any of the forward-looking statements contained here to reflect future events, developments, or changed circumstances or for any other reason. These risks and uncertainties, the outcome of which could materially and adversely affect the Company's financial condition and operations, include, but are not limited to, the following: uncertainty in the global economy and in the industries in which it operates--including the transportation, building and construction, electronics and durable goods industries; the Company's ability to respond to competitive factors--including domestic and foreign competition for both acoustical and coated applications, and pricing pressures; changes in vehicle production levels or the loss of business with respect to a vehicle model for which it is a significant supplier; supply shortages or price increases in raw material, energy and commodity costs; the loss, or changes in the operations, financial condition, or results of operations of one or more of Material Sciences' significant customers or suppliers; its ability to attract new customers for brake damping materials, engine components and body panel laminate parts by customers in North America, Asia and Europe, and to introduce new products; overcapacity in its industries; shifts in the supply model for the Company's products; labor disputes involving Material Sciences or its significant customers or suppliers; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations; the Company's ability to effectively manage its business objectives including its ability to retain key personnel; environmental risks, costs, recoveries and penalties associated with past and present manufacturing operations; access to credit, which is limited under its asset-based credit agreement; Material Sciences' ability to utilize net operating loss carry-forwards; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company's Annual Report on Form 10-K for the year ended February 28, 2011, filed with the Securities and Exchange Commission, and from time to time in other reports filed with the Securities and Exchange Commission.

* GAAP to Non-GAAP Reconciliations

Material Sciences presents these reconciliations of Generally Accepted Accounting Principles (GAAP) to non-GAAP earnings to provide a better understanding of its operating results--separate from the financial impact of unusual and one-time transactions. Using only the non-GAAP earnings measures to analyze earnings would have material limitations. This occurs because calculations are based on management's subjective determinations on the nature and classification of events and circumstances that investors may find material. The Company compensates for these limitations by using both GAAP and non-GAAP earnings measures to analyze results. Management believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations, separate from items that may have a disproportionate positive or negative impact on financial results in any period.

** EBITDA Definition

EBITDA and Adjusted EBTIDA are non-GAAP calculations, although they are based on numbers included in income statements based on GAAP. Management believes that EBITDA and Adjusted EBITDA are important metrics used by investors and analysts to review Material Sciences' historical results. They should be considered as additions -- not as alternatives -- to net income or operating income as an indicator of the Company's operating performance, or operating cash flows for measuring liquidity. Adjusted EBITDA includes adjustments for gain on sale of assets, impairment charges, shutdown costs and restructuring expenses. Companies may define Adjusted EBITDA differently and, as a result, Material Sciences' measures of Adjusted EBITDA may not be directly comparable to measures used by other companies.

Additional information about Material Sciences is available at www.matsci.com.

FINANCIAL TABLES FOLLOW

Condensed Consolidated Statements of Operations (Unaudited)
Material Sciences Corporation and Subsidiaries

	Three Months Ended		Nine Months Ended
	November 30,		November 30,

(In thousands, except per share data)	2011	2010	2011	2010

Net Sales	$ 34,009	$ 30,120	$ 104,462	$ 105,708
Cost of Sales	$ 24,702	23,335	77,982	82,851
Gross Profit	9,307	6,785	26,480	22,857
Selling, General and Administrative Expenses	$ 5,614	5,587	15,890	15,841
Asset Impairment Charges	$ -	-	-	3,720
Gain on Sale of Assets	$ -	-	-	(6,639)
Restructuring	$ -	-	345	1,145
Income from Operations	3,693	1,198	10,245	8,790
Other Income, Net:
Interest Income, Net	$ 3	19	35	60
Equity in Results of Joint Venture	$ 198	119	461	327
Rental Income	$ 283	252	827	660
Other Income (Loss), Net	$ (23)	48	21	31
Total Other Income, Net	461	438	1,344	1,078
Income from Operations Before
Provision (Benefit) for Income Taxes	$ 4,154	1,636	11,589	9,868
Provision (Benefit) for Income Taxes	$ 428	(73)	685	215
Net Income	$ 3,726	$ 1,709	$ 10,904	$ 9,653

Basic Net Income Per Share	$ 0.35	$ 0.13	$ 0.94	$ 0.75

Diluted Net Income Per Share	$ 0.34	$ 0.13	$ 0.93	$ 0.74

Weighted Average Number of Common Shares Outstanding
Used for Basic Net Income Per Share	10,786	12,909	11,605	12,907
Dilutive Shares	87	89	91	51
Weighted Average Number of Common Shares Outstanding
Plus Dilutive Shares	10,873	12,998	11,696	12,958

Outstanding Common Stock Options Having No Dilutive Effect	339	257	324	260

The accompanying notes are an integral part of these condensed consolidated financial statements.

Condensed Consolidated Balance Sheets
Material Sciences Corporation and Subsidiaries

	November 30,	February 28,
(In thousands)	2011	2011
	(unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$ 28,311	$ 35,629
Receivables, Less Reserves and Allowances of $509 and $420, Respectively	18,075	22,581
Income Taxes Receivable	321	616
Prepaid Expenses	835	428
Inventories	22,727	20,906
Total Current Assets	70,269	80,160

Property, Plant and Equipment	124,705	118,937
Accumulated Depreciation	(91,959)	(88,461)
Net Property, Plant and Equipment	32,746	30,476

Other Assets:
Investment in Joint Venture	3,644	3,152
Other	164	142
Total Other Assets	3,808	3,294

Total Assets	$ 106,823	$ 113,930

Liabilities:
Current Liabilities:
Accounts Payable	$ 13,377	$ 15,126
Accrued Payroll Related Expenses	3,181	2,718
Accrued Expenses	5,715	6,093
Total Current Liabilities	22,273	23,937

Long-Term Liabilities:
Pension and Postretirement Liabilities	6,072	7,015
Other	5,547	4,780
Total Long-Term Liabilities	11,619	11,795

Commitments and Contingencies	-	-

Shareowners' Equity:
Preferred Stock	-	-
Common Stock	380	380
Additional Paid-In Capital	80,360	80,004
Treasury Stock at Cost	(73,659)	(56,885)
Retained Earnings	66,489	55,585
Accumulated Other Comprehensive Loss	(639)	(886)
Total Shareowners' Equity	72,931	78,198

Total Liabilities and Equity	$ 106,823	$ 113,930

The accompanying notes are an integral part of these condensed consolidated financial statements.

Condensed Consolidated Statements of Cash Flows (Unaudited)
Material Sciences Corporation and Subsidiaries

	Nine Months Ended
	November 30,

(In thousands)	2011	2010

Cash Flows From:
Operating Activities:
Net Income	$ 10,904	$ 9,653
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
Gain on Sale of Fixed Assets	-	(6,639)
Loss on Impairment of Fixed Assets	-	3,720
Depreciation, Amortization and Accretion	3,679	4,339
Compensatory Effect of Stock Plans	221	167
Other, Net	(509)	(583)
Changes in Assets and Liabilities:
Receivables	4,451	2,333
Income Taxes Receivable	295	427
Prepaid Expenses	(411)	(203)
Inventories	(1,883)	1,244
Accounts Payable	(2,213)	(3,731)
Accrued Expenses	158	(1,307)
Other, Net	242	(812)
Net Cash Provided by Operating Activities	14,934	8,608

Investing Activities:
Capital Expenditures	(5,457)	(1,374)
Proceeds from Sale of Assets	-	14,089
Proceeds from Note Receivable	-	1,732
Net Cash Provided by (Used In) Investing Activities	(5,457)	14,447

Financing Activities:
Purchases of Treasury Stock	(16,879)	-
Issuance of Common Stock	135	15
Net Cash Provided by (Used in) Financing Activities	(16,744)	15

Effect of Exchange Rate Changes on Cash	(51)	(19)

Net Increase (Decrease) in Cash and Cash Equivalents	(7,318)	23,051
Cash and Cash Equivalents at Beginning of Period	35,629	12,866
Cash and Cash Equivalents at End of Period	$ 28,311	$ 35,917

Non-Cash Investing and Financing Transactions:
Capital Expenditures in Accounts Payable at End of Period	$ 1,410	$ 243
Treasury Stock Purchases in Accrued Liabilities at Period-End	$ 6	$ -

Supplemental Cash Flow Disclosures:
Interest Paid	$ 27	$ 27
Income Taxes Paid (Refunded), Net	$ 326	$ (141)

The accompanying notes are an integral part of these condensed consolidated financial statements.

CONTACT: James D. Pawlak, Vice President, Chief Financial Officer of Material Sciences Corporation, +1-847-439-2210, or media, Stanley Berger, or Andrew Berger, both of SM Berger & Company, +1-216-464-6400, for Material Sciences Corporation